BRF S.A.

code of ethics and conduct

2015

contents

1 -  Introduction

2-. Responsibilities to the company and people 6

2.1. Behavior

2.2. Non-discrimination 8

2.3. Freedom of association 9

2.4. Freedom of expression and social media 10

2.5. Conflicts of interest 11

2.6. Gifts and presents 12

2.7. Personal information privacy 13

2.8. Privileged and confidential information 14

2.9. Intellectual property 15

3. Responsibility to the market 16

3.1. Financial Statements 17

3.2. Anti-bribery and corruption 18

3.3. Government relations 19

3.4. Money laundering 20

3.5. Antitrust 21

3.6. Export and import controls 22

4. Responsibility to the society 24

4.1. Human rights 25

4.2. Sustainable development 26

4.3. Product Quality 27

4.4. Suppliers and contractors 28

5. Reporting complaints and non-retaliation 30

6. Approval, review and duration of this code 32

introduction

BRF S.A. and its subsidiaries, controlled and affiliated companies (“BRF” or “Company”) conduct business in strict compliance with both national and international legislation. The Company is committed to the highest standards of ethical conduct, provided in its Code of Ethics and Conduct (“Code”), and requires the same commitment from any other entity or person related to the Company - such as its employees, officers, shareholders, directors, business partners, customers, and direct or indirect suppliers (“People”) - in the interactions with each other, with the Company, the market and society.

This Code sets minimum ethical guidelines to be observed by the People, in order to support a corporate culture highly ethical, sustainable and responsible.

The Code does not cover all circumstances or dilemmas which the People might face along their activities.

The symbol [?], found throughout the Code, indicates the existence of additional information available at the BRF environment, such as corporate standards and/or policies, or even different departments of the Company that can be contacted in case of doubt. BRF encourages an open and transparent dialogue to clarify any issues.

BRF’s reputation is our greatest good and depends on the proper maintenance of business ethics. We are responsible for caring for ethics in business and for BRF’s reputation.

Non-compliance with this Code may not only entail disciplinary actions according to the Company’s internal regulations, but may even lead to termination of employment and the application of the penalties provided by law.

2 -Responsibilities to the Company and People

2.1 Behavior

BRF totally condemns any kind of abuse of power, harassment, aggression or abuse, either sexual or verbal, as well as any other behavior that might be deemed offensive, demeaning, discriminatory, or that threatens the life or the physical and moral integrity of individuals or companies.

It is strictly forbidden to work under the influence of alcohol and/or illegal drugs. The use, possession and sale of alcoholic beverages or illegal drugs in the workplace and in BRF premises are also prohibited. Likewise, the possession of firearms of any kind is forbidden, except when duly authorized for the exercise of the profession and job position held in BRF.

The Company conducts its business in strict compliance with the applicable national and international labor laws, and cares for a respectable work environment.

questions?

Any questions? Refer to the Department of Human Resources.

2.2 Non discrimination

BRF fosters a workplace free of all kinds of discrimination, providing equal opportunities based strictly on individual competency and performance. The Company recognizes the right to freedom of belief, if exercised with responsibility, respecting the peculiarities of every creed.

No form of discrimination is tolerated, whether based on religion, race, color, ethnic origin, economic status, education, appearance, disease, nationality, social origin, age, gender, marital status, sexual orientation, belief, and philosophy of life, political ideology, language, disability, or physical or mental limitation.

2.3 Freedom of association

BRF recognizes and respects the right to freedom of association, including trade unions, groups, professional associations, political parties or any other established entities, if exercised with responsibility and ethics, within legal limits.

questions?

Any questions? Refer to the Department of Human Resources.

2.4 Freedom of expression and social media

BRF respects and encourages freedom of expression in its several forms, provided that is exercised with responsibility and ethics, within legal limits. The Company rejects abuses and illegalities.

BRF expects People to use social media responsibly, within the guidelines of this Code and other related BRF policies. In addition, before the disclosure of any information about the Company, such as its brands, products, and business activities, refer to the Department of Corporate Communications in view of the confidentiality of such information.

questions?

Any questions? Refer to the Department of Human Resources.

2.5 Conflicts of interest

Company resources should be used solely in the exercise of professional duties, so that the objectives of BRF are addressed, and never for personal use or gain.

Avoid any conflict or potential conflict between individual interests and the interests of the Company. In the event of conflicts of interest, the case should be immediately referred to the Department of Human Resources.

questions?

See the Policy for Transactions with Related Parties and Other Situations of Conflicts of Interest.

Any questions? Refer to the Department of Human Resources.

2.6 Gifts and presents

Decisions taken while working at BRF should consider only the interests of the Company. Past, current or future personal benefits must not influence such decisions.

Gifts and presents should not be deemed as personal benefit, therefore, their offer or acceptance should be carefully considered; they should only be offered or accepted upon approval of a supervisor, always observing the limits provided in BRF policies, standards and procedures and in the applicable legislation.

In addition to the other provisions of this Code, especially the funding of travels, accommodation and benefits offered by suppliers and customers is subject to the prior approval of the main manager of the area receiving such offer.

questions?

Any questions? Refer to the Department of Human Resources and the Legal Department.

2.7 Personal information privacy

BRF respects the privacy of People with whom the Company has business relationship. All kinds of information provided by third party is used legitimately by BRF, hence, only for the authorized purposes, in compliance with the national and international legislation applicable.

questions?

Any questions? Refer to the Legal Department.

2.8 Privileged and confidential information

The disclosure of Company’s confidential information to the market is forbidden, particularly information that might affect the price of securities1  issued by BRF. Using privileged information to perform transactions involving, whether directly or indirectly, securities issued by BRF, or advising third party in this regard is strictly forbidden and may constitute a criminal offense under the applicable law.

BRF fosters the proper handling of information classified as confidential, and People should do the same. The Company forbids the use of information classified as confidential for purposes other than the exclusive legitimate performance of the Company’s business.

questions?

Refer to the Policy on Disclosure of Material Acts or Facts and Trading of Securities, and the Policy for Transactions with Related Parties and Other Situations of Conflicts of Interest.

Any questions? Refer to the Department of Investor Relations or the Legal Department.

__________________________

1 Securities includes any shares, debentures, warrants, receipts (including those issued outside Brazil), subscription rights, promissory notes, call or put options, bonds, indexes and derivatives of any kind, or even any other bonds or collective investment agreements issued by BRF, or even the securities or instruments related to them that, by law, are considered securities.

2.9 Intellectual property

People must care for trade secrets, formulas, processes, brands and patents of the Company, protecting them from any improper, unauthorized or illegal use. In addition, observe the procedures for handling confidential information related to intellectual property, which are provided in the Corporate Standard for Intellectual Property Rights.

questions?

Refer to the Corporate Standard for Intellectual Property Rights

Any questions? Refer to the Legal Department

3 - Responsibility to the market

3.1 Financial statements

BRF has accounting systems and adequate internal controls to ensure the accuracy and completeness of the Company’s assets and financial reporting. BRF observes the accounting principles set by the International Financial Reporting Standards (IFRS) and the legal provisions in force in the preparation of its records and financial statements. Such statements are submitted periodically to the applicable regulatory agencies, such as the Brazilian Securities and Exchange Commission (CVM) and the U.S. Securities and Exchange Commission (SEC), within the term established by applicable laws, adopting internal controls over its accounting and auditing activities. BRF complies with the best corporate governance practices and the requirements of Sarbanes-Oxley law (SOX).

questions?

Any questions? Refer to the Accounting Department.

3.2 Anti-bribery and corruption

BRF conducts its business in strict compliance with both national and international anti-bribery and anti-corruption legislation, and People should do the same. The Company condemns all forms of corruption, direct or indirect, whether in public (transactions directly or indirectly involving the government) or in private relations (transactions between private companies without the involvement of governmental entities). People are forbidden to support or participate in acts of corruption, both passive and active, whether directly or indirectly.

questions?

Refer to the Corporate Policy on Fighting Against Bribery and Corruption.

Any questions? Refer to the Fraud Prevention Department and the Legal Department.

3.3 Government Relations

BRF and all People must act transparently, in accordance with the ethical principles set forth herein, in their relationships and communications with public agencies and/or government authorities. Offering any kind of benefit or advantage to public agents in view of their position or function is strictly forbidden. Moreover, demonstrations or contributions to political parties and/or government agencies on behalf of the Company are prohibited without prior approval from the Board of Directors.

questions?

Any questions? Refer to the Department of Institutional Relations.

3.4 Money laundering

BRF does not engage in practices qualified as money laundering, and seeks to do business with partners whose business activities are reputable. BRF and People must comply with national and international legislation applicable to money laundering.

questions?

Any questions? Refer to the Department of Institutional Relations.

3.5 Antitrust

BRF operations in the market are fair and ethical, supporting the principle of free enterprise and fair competition. It is not permitted to exchange information or contact competitors to discuss matters that might influence the market, the pricing of BRF products, the commercial terms offered in tenders (public or private) and information regarding market intelligence, geographic areas served by BRF and production capacity, among others. Repassing third party information that is not of public knowledge is also forbidden. BRF does not tolerate and condemns acts that hinder fair competition in Brazil or abroad, both passive and active, whether directly or indirectly.

Similarly, the Company does not interfere in the pricing process of its customers and competitors, except as expressly allowed by the applicable law.

questions?

Any questions? Refer to the Legal Department

3.6 Export and import controls

BRF conducts business transactions in strict compliance with national and international legislation applicable to export and import controls. People must check the restrictions imposed on countries, companies or legal entities before starting new businesses.

questions?

Any questions? Refer to the Legal Department.

4 - Responsibility to the society

4.1 Human rights

BRF respects, protects and fulfills the enjoyment of human rights, internationally agreed and provided for in both national and international legislation applicable to the Company and People. Similarly, all contractors, customers, business partners, direct and indirect suppliers, and any person acting on behalf of the Company must comply with national and international laws related to human rights.

BRF does not tolerate and strongly condemns child labor. Also, the Company does not accept and condemns all forms of work in degrading conditions and incompatible with human dignity, which endanger workers’ health and life, such as exhausting working journeys (where employees are subject to excessive stress or work overload, damaging their health or threatening their lives); forced labor (keeping the person in service by means of fraud, geographic isolation, threats, and physical and psychological violence); and debt bondage (forcing workers to illegally acquire a debt and making them work as security for the repayment of such debt).

4.2 Sustainable development

BRF values the health and safety of People and third party related to the Company. People must notify the Health, Safety and Environment (SSMA) Department on any hazardous condition to health or safety.

Likewise, BRF values the protection of the environment, and takes the measures required to minimize or eliminate the potential impacts of its activities, mindful of health and environment preservation.

questions?

Refer to the SSMA Corporate Policy.

Any questions? Refer to the SSMA Department

4.3 Product quality

BRF is committed to the manufacture of safe, healthy and tasty products, seeking continuous improvement of its standards, processes, products and services. The Company recognizes that food safety and the perception of the quality of its products are the foundation of its success. BRF values the quality and responsible management throughout its supply chain, based on internationally recognized laws and standards.

questions?

Refer to the Quality Corporate Policy.

Any questions? Refer to the Marketing Department and the Department of Quality Assurance.

4.4 Suppliers and contractors

The choice and maintenance of suppliers and contractors hired by BRF are based exclusively on technical, financial, quality, social and environmental, ethical criteria, as well as on the compliance with applicable national and international legislation. The Company has a Code of Conduct for Suppliers that determines the general relationship guidelines for suppliers. BRF seeks to bond with socially responsible suppliers committed to the cause of social and community transformation advocated by BRF.

questions?

Refer to the Code of Conduct for Suppliers.

Any questions? Refer to the Sustainability Department and the Supply Department.

5 - Reporting complaints and non-retaliation

BRF encourages people to report any practices that may represent a violation or potential violation of this Code, or that may represent an infringement to any domestic or foreign legislation.

Complaints may be reported to the immediate superior or through the Ethical Hotline, made available by BRF on the corporate intranet and website. Complaints can be reported through phone, website or email. Complaints may also be reported on an anonymous basis, as far as permitted by the local legislation of the country.

BRF strongly condemns any form of retaliation against complainants who have reported a complaint in good faith and with responsibility, even if the complaint proves not to be genuine.

The complaints received by BRF will be independently, carefully and responsibly investigated in a fair and impartial manner. BRF will take the suitable disciplinary and/or legal actions when necessary.

questions?

You can find the contacts of the Ethical Hotline on the corporate intranet or on BRF’s website.

Any questions? Refer to the Fraud Prevention Department.

6 - Approval, review and duration of this code

This Code has been approved by the Board of Directors on May 28th, 2014 and entered into force on the first day following its publication. This Code revokes the previous version and can also be revised, amended and replaced at any time.

BRF reserves the right to change and revise any policies and standards without notice and without necessarily making changes to the Code.

If this Code conflicts with any national laws of the countries in which BRF operates, the legal requirements will prevail over the requirements of this Code. For questions, please refer to the Legal Department.

This Code is neither a legal document, nor an employment contract, and receiving it does not imply an employment relationship.

The Code is widely published at BRF and is available on the Company’s website, on the Investor Relations website, and on the corporate intranet.

Non-compliance with this Code will be subject to reasonable legal and/or disciplinary actions, to be determined by the qualified managers of BRF.